SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Pursuant to Rule 14a-11(c) or Rule 14a-12

THE WET SEAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

April 14, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza Hotel, 686 Anton Blvd., Costa Mesa, California 92626, at 10:00 a.m., local time, on Thursday, May 29, 2003.

During the Annual Meeting, the matters described in the accompanying Proxy Statement will be considered. In addition, there will be a report regarding the progress of the Company and there will be an opportunity to ask questions of general interest to you as a stockholder.

I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

Sincerely,

IRVING TEITELBAUM

Chairman of the Board

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2003

10:00 a.m.

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of The Wet Seal, Inc. (the “Company”) will be held at the Westin South Coast Plaza Hotel, 686 Anton Blvd., Costa Mesa, California 92626, on Thursday, May 29, 2003 at 10:00 a.m., local time, to consider and vote upon:

1.	Election of a Board of Directors consisting of seven directors. The attached Proxy Statement, which accompanies this Notice, includes the names of the nominees to be presented by the Board of Directors for election.

2.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 11, 2003 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the office of the Company for a period of ten days prior to the Annual Meeting.

To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS,

STEPHEN GROSS

Secretary

Dated: April 14, 2003

THE WET SEAL, INC.

26972 Burbank

Foothill Ranch, California 92610

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Westin South Coast Plaza Hotel, 686 Anton Blvd., Costa Mesa, California 92626 on Thursday, May 29, 2003 beginning at 10:00 a.m., local time, and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of seven directors and to consider any other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being sent on or about April 21, 2003 to stockholders of record on April 11, 2003.

VOTING BY STOCKHOLDERS

Only holders of record of the Company’s common stock at the close of business on April 11, 2003 are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 24,937,782 shares of the Company’s Class A Common Stock, $.10 par value, and 4,604,249 shares of the Company’s Class B Common Stock, $.10 par value, issued and outstanding. There are currently no shares held as treasury stock. Holders of Class A Common Stock are entitled to one vote per share and, while both the Class A Common Stock and Class B Common Stock vote together as a single class, holders of Class B Common Stock are entitled to two votes per share. According to the Company’s Restated Certificate of Incorporation, stockholders may not cumulate their voting rights.

The presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the holders of a majority of the votes cast at the Annual Meeting will be able to elect all of the directors.

The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, will be voted FOR Proposal 1 and will be voted in accordance with the discretion of the proxy holders upon all other matters which may properly come before the Annual Meeting. Any proxy received by the Company may be subsequently revoked by the stockholder any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the meeting and voting in person. Pursuant to Delaware law, abstentions are treated as present and entitled to vote for purposes of determining a quorum at the Annual Meeting, and therefore would have the effect of a vote against a proposal, such as the election of directors, which requires the majority of the votes present and entitled to vote. A broker non-vote on a proposal is considered not entitled to vote on that matter and thus is not counted in determining whether a proposal requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast. Broker non-votes have no effect on the election of directors.

PROPOSAL #1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The size of the Company’s Board is currently set at eight, although only seven directors are to be elected at the Annual Meeting. A vacancy is being left on the Board so it may be filled by the appointment of a new chief executive officer of the Company, if that should occur during 2003. Under Delaware law, vacancies on the Board of Directors may be filled by a majority of the directors then in office. The seven nominees are currently directors of the Company. The directors so elected will serve until the next Annual Meeting of Stockholders. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

The following table sets forth information regarding the nominees for director:

Name and Age	Principal Occupation and Background
George H. Benter, Jr. Age: 61

Mr. George H. Benter, Jr. has been a director of the Company since 1990. Since May 1992, Mr. Benter has been President, Chief Operating Officer and a director of City National Corporation and President and Chief Operating Officer of City National Bank. From 1965 until April 1992, Mr. Benter worked in various capacities with Security Pacific Corporation, culminating in the position of Vice Chairman. Prior to that time he held various positions with Security Pacific National Bank.

Barry J. Entous Age: 58	Mr. Barry Entous has been a director of the Company since May 2002. Since 1977, Mr. Entous has been a partner of the certified public accounting firm of Entous & Entous, Inc.

Stephen Gross (1) Age: 57

Mr. Stephen Gross has been the Secretary and a director of the Company since 1984. Mr. Gross co-founded La Senza Corporation (formerly known as Suzy Shier Limited). Since 1967, he has been a director and an officer of La Senza Corporation, having served as President, Assistant Secretary and Treasurer since 1976. He has also been the General Merchandise Manager of La Senza Corporation since 1974. Mr. Gross also serves as President of Irwel Management Services Inc., a management consulting firm established in 1975.

Walter F. Loeb Age: 78

Mr. Walter F. Loeb has been a director of the Company since 1993. Since 1998, Mr. Loeb has been President of Loeb Associates, a New York based retail consultancy company that serves a variety of domestic and international companies. He currently is a director of Realty Federal Investment Trust, Gymboree Corporation and Hudson’s Bay Company.

Wilfred Posluns Age: 71

Mr. Wilfred Posluns has been a director of the Company since 1990. Since 1996, Mr. Posluns has been Managing Director of Cedarpoint Investments, Inc., a Toronto-based management company. Mr. Posluns was the Chairman of the Board of Directors and Chief Executive Officer of Dylex Limited from July 1988 to August 1995 and President from 1976 through 1990. Mr. Posluns currently serves as a director of Radiology Corporation of America.

Name and Age	Principal Occupation and Background

Alan Siegel Age: 68

Mr. Alan Siegel has been a director of the Company since 1990. Mr. Siegel is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP, which provides legal services to the Company. He is also a director of Thor Industries, Inc. and Ermenegildo Zegna Corporation.

Irving Teitelbaum (1) Age: 64

Mr. Irving Teitelbaum has been Chairman of the Board and a director of the Company since 1984. Mr. Teitelbaum is the co-founding President (in 1967) and current Chairman and Chief Executive Officer of La Senza Corporation, a Canadian public company listed on the Toronto Stock Exchange, retailing women’s apparel and lingerie in over 460 stores in Canada. Mr. Teitelbaum also serves as President of First Canada Management Consultants Limited, a management consulting firm.

(1)	Mr. Teitelbaum and Mr. Gross are brothers-in-law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

EXECUTIVE OFFICERS

The executive officers of the Company who are not also directors are set forth below:

Name and Age	Principal Occupation and Background
Susan O’Toole Age: 53

Ms. Susan O’Toole has been with the Company since April 2002, serving as President of the Zutopia division until October 2002, when she became President of the Wet Seal division. Prior to joining the Company, Ms. O’Toole spent the previous four years consulting, following nine years with The Limited, where she advanced from an Operating Executive to President of The Limited Too division. Prior to The Limited, Ms. O’Toole served in various capacities, including Executive Vice President and General Merchandise Manager, with Seiferts & Lavogue, as well as operating as a global consultant in the apparel industry.

Walter J. Parks Age: 44

Mr. Walter J. Parks, recently promoted to Executive Vice President and Chief Administrative Officer, joined the Company as Executive Vice President and Chief Financial Officer in July 2001. Mr. Parks served, from 1999 to July 2001, as the Executive Vice President and Chief Administrative Officer of Restoration Hardware, Inc. Prior to that, Mr. Parks served as Chief Financial Officer and Treasurer for Ann Taylor Stores Corporation, from 1997 to 1999, and in various other positions since joining that company in 1988.

Greg Scott Age: 40

Mr. Greg Scott has been President of the Arden B. division of the Company since joining the Company in May 2000. From February 2000 to April 2000, Mr. Scott was President of Laundry, a division of Liz Claiborne. From January 1996 to January 2000, Mr. Scott was Vice President of Merchandising with bebe, Inc. Prior to this, Mr. Scott was a Merchandising Vice President with Ann Taylor, Inc. from January 1994 to January 1996.

Steven Strickland Age: 40

Mr. Steven Strickland has been Senior Vice President of Marketing and Creative Services since joining the Company in August 2000. From August 1995 to August 2000, Mr. Strickland was Vice President of Marketing with Brookstone, Inc. Prior to this, Mr. Strickland was Vice President of Creative Services for Casual Corner Group, a division of Luxottica Group from February 1994 to August 1995.

Corporate Governance

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with representing the interests of the Company’s stockholders. In accordance with this philosophy, the Board of Directors has taken the following steps, among others, to reinforce the Company’s values by promoting responsible business practices and good corporate citizenship:

•	A majority of the members of the Board of Directors is independent under NASDAQ listing standards.

•	The Audit Committee and the Compensation/Option Committee of the Board of Directors are composed solely of independent directors.

•	The Board of Directors expects to form a nominating committee, which will be composed solely of independent directors.

•	The Board of Directors, with no members of management present, meets in executive session on a regular basis. The Audit Committee meets in executive session with the independent auditors regularly. All other committees are given the opportunity to meet without management present as they deem necessary.

•	Senior members of management are invited to make presentations to the Board or committees to provide management insight into items being discussed by the Board or committees and to bring managers with high potential into contact with the Board. In addition, Board members have free access to all other members of management and employees of the Company.

•	The Chairman of the Board establishes the agenda for each Board meeting. Any other member of the Board is free to suggest the addition of any other item(s). The chairpersons of the committees coordinate committee meeting agendas with appropriate members of management. Other committee members are free to suggest additional agenda items.

•	The Company has adopted The Wet Seal, Inc. Code of Conduct that is applicable to all directors, officers and employees. The purpose of the Code of Conduct is to foster compliance with applicable laws affecting the Company and to set a standard for the Company’s expectations for business conduct.

Meetings and Committees of the Board of Directors

The Board of Directors met or took action by written consent eight times in the fiscal year ended February 1, 2003. Each of the directors attended at least 75% of the Board of Directors meetings and their respective committee meetings.

The Company has an Executive Committee consisting of Irving Teitelbaum and Walter J. Parks. Its primary responsibility is to oversee the execution of lease commitments made by the Company between meetings of the Board of Directors.

The Company has an Audit Committee consisting of Wilfred Posluns (Chairman), George H. Benter, Jr., Walter F. Loeb, and Barry J. Entous. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors internal accounting and finance controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company’s financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company and the scope of the audit to be undertaken by the accountants. Each member of the Audit Committee is independent as defined under the listing standards of NASDAQ. Mr. Entous is a practicing certified public accountant and as such, and for other reasons, is considered to be an “audit committee financial expert” under recently adopted regulations of the Securities and Exchange Commission.

The Company has no nominating committee, but expects to form such a committee, consisting solely of independent directors, in accordance with proposed listing standards of NASDAQ. Currently, nominations of directors are proposed by the Executive Committee of the Board.

The Company has a Compensation/Option Committee consisting of Walter F. Loeb (Chairman), Wilfred Posluns and George H. Benter, Jr. The Compensation/Option Committee is responsible for establishing general compensation policies and specific compensation levels for the Company’s executive officers and is responsible for granting stock options to executive officers and other key employees. See “Report of the Compensation/Option Committee on Executive Compensation.” Each member of the Compensation/Option Committee is independent as defined under the listing standards of NASDAQ.

During the fiscal year ended February 1, 2003, the Executive Committee met or took action by written consent four times, the Compensation/Option Committee met or took action by written consent four times and the Audit Committee met or took action by written consent four times.

Report of the Audit Committee of the Board of Directors

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board of Directors has adopted a charter for the Audit Committee, which has been filed with the Securities and Exchange Commission. Management of the Company has primary responsibility for preparing financial statements of the Company as well as the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with the Company’s management.

•	The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

•	The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the matter of that firm’s independence.

•	Based on the review and discussion referred to in the three bullet points above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the audited financial statements of the Company for fiscal year 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003, for filing with the Securities and Exchange Commission.

Audit Committee:

Wilfred Posluns (Chairman)

George H. Benter, Jr.

Barry J. Entous

Walter F. Loeb

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

Fees Paid to the Independent Auditors

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal years 2002 and 2001, and fees billed for other services rendered by Deloitte & Touche LLP during those periods:

	Fiscal Year Ended
	2002	2001
Audit Fees (1)	$200,900	$127,700
Audit-Related Fees (2)	10,800	8,500
Tax Fees (3)	43,500	23,400
All Other Fees (4)	0	0

Total Fees	$255,200	$159,600

(1)	Audit fees are fees billed for professional services rendered for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Audit-related fees are fees for the audit of the annual financial statements for the Company’s Retirement Savings Plan and the review and actuarial calculation for the Company’s Supplemental Employee Retirement Plan.
(3)	Tax fees are fees for professional services rendered for review of the federal and state corporate income tax returns, preparation of the Puerto Rico corporate income tax return and miscellaneous tax advice and tax planning related to federal and state income tax issues.
(4)	There were no other fees paid to Deloitte & Touche LLP for fiscal years 2002 or 2001.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditors for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.    Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditors can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.    Audit-related services are for assurance and related services that are traditionally performed by the independent auditors, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.    Tax services include all services performed by the independent auditors’ tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4.    Other fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditors.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

The Audit Committee may delegate pre-approval authority to one or more of its members and, to a very limited extent, to members of management. The person to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

For services of the independent auditors to be rendered during 2003, the Audit Committee has previously received estimates of fees to be charged by the independent auditors and has pre-approved such fees in accordance with the foregoing procedures.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

The following table sets forth the compensation (cash and non cash), for fiscal years 2002, 2001 and 2000, for (i) the former Chief Executive Officer and (ii) the four other most highly compensated executive officers serving as executive officers at the end of the last fiscal year who earned in excess of $100,000 per annum during any of the Company’s last three fiscal years (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other ($) (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#) (3)	LTIP Payouts ($)	All Other Compensation ($)
Kathy Bronstein Vice-Chairman and former Chief Executive Officer (13)	2002 2001 2000	1,050,100 865,475 676,843	228,270 1,750,700 1,110,445	(4) (5) (6)	— — —	32,783 67,201 36,595	150,000 225,000 —	— — —	90,779 229,063 51,478	(7) (8) (9)

Gregg Scott Divisional President of Arden B.	2002 2001 2000	450,000 350,000 226,086	— 200,000 60,000	(5) (6)	— — —	— — —	50,000 105,000 225,000	— — —	6,000 — —	(10)

Susan O’Toole (14) Divisional President of Wet Seal	2002 2001 2000	337,500 — —	— — —		— — —	— — —	200,000 — —	— — —	21,875 — —	(11)

Walter J. Parks (15) Executive Vice President and Chief Administrative Officer	2002 2001 2000	429,808 144,231 —	— 150,000 —	(5)	— — —	— — —	180,000 150,000 —	— — —	6,000 462 —	(10) (10)

Steven Strickland (16) Senior Vice President of Marketing and Creative Services	2002 2001 2000	345,000 300,000 121,154	— 90,000 —	(5)	— — —	— — —	50,000 105,000 135,000	— — —	— — 65,000	(12)

(1)	While the named executive officers enjoy certain perquisites, for fiscal years 2002, 2001 and 2000, these did not exceed the lesser of $50,000 or 10% of the salary and bonus of any such officer.
(2)	The Company has a stock bonus plan whereby certain employees of the Company receive Class A Common Stock in proportion to their salary. The amount of the award is also dependent on the Company’s earnings before tax and the stock price on the date of grant. The bonus shares vest at a rate of 33.33% per year on each anniversary of the grant date, and a participant’s right to non-issued shares is subject to forfeiture if the participant’s employment is terminated. Dividends are not paid on stock grant awards until such time as the stock is vested and issued to the executive. Aggregate shares granted under the plan as of February 1, 2003 to Ms. Bronstein were 32,783. The aggregate market value at February 1, 2003 of these shares to Ms. Bronstein was $291,764.
(3)	The numbers in this column have been adjusted to account for the three-for-two stock split effected as of May 9, 2002.
(4)	Bonus amounts earned in fiscal year 2002 were paid to the executives in fiscal year 2003.
(5)	Bonus amounts earned in fiscal year 2001 were paid to the executives in fiscal year 2002, except for Kathy Bronstein who, pursuant to Board of Director approval, received quarterly advances on her fiscal year 2001 bonus in fiscal year 2001 which totaled $338,063.
(6)	Bonus amounts earned in fiscal year 2000 were paid to the executives in fiscal year 2001, except for Kathy Bronstein who, pursuant to Board of Director approval, received quarterly advances on her fiscal year 2000 bonus in fiscal year 2000 which totaled $440,079.
(7)	Amount represents (i) pay in lieu of vacation for fiscal year 2002 of $80,777; and (ii) payments totaling $10,002 in connection with the provision of an automobile.

(8)	Amount represents (i) pay in lieu of vacation for fiscal year 2001 of $41,289; (ii) a payment of additional compensation of $186,049, pursuant to the Supplemental Compensation Agreement dated April 1, 2001 between the Company and Ms. Bronstein; and (iii) payments totaling $1,725 in connection with the provision of an automobile.
(9)	Amount represents pay in lieu of vacation for fiscal year 2000.
(10)	Amount represents compensation in connection with the provision of an automobile.
(11)	Amount represents (i) payments totaling $4,486 in connection with the provision of an automobile; and (ii) reimbursement for moving costs totaling $17,029.
(12)	Amount represents additional compensation as agreed upon at the commencement of employment with the Company.
(13)	Ms. Bronstein was relieved of her duties as Chief Executive Officer on February 5, 2003.
(14)	Ms. O’Toole joined the Company on April 8, 2002.
(15)	Mr. Parks joined the Company on July 23, 2001.
(16)	Mr. Strickland joined the Company on August 21, 2000.

Option Grants

The following table sets forth information regarding options granted in fiscal year 2002 to each of the named executive officers. All such options were granted pursuant to the Company’s 1996 Long-Term Incentive Plan.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted (shares)(1)	Percentage of Total Options Granted to Employees in Fiscal Year 2002		Exercise or Base Price ($ per share)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					Expiration Date		5%($)	10%($)
Kathy Bronstein	150,000	5.8%		19.90	2/15/12		1,877,250	4,757,321

Greg Scott	30,000 20,000	1.2 0.8	% %	19.90 11.49	2/15/12 2/02/13	(3)	375,450 136,594	951,464 363,519

Walter Parks	150,000 30,000	5.8 1.2	% %	19.90 11.49	2/15/12 2/02/13	(3)	1,877,250 204,891	4,757,321 545,279

Susan O’Toole	150,000 50,000	5.8 1.9	% %	23.02 16.24	5/30/12 8/15/12		2,081,169 143,347	5,359,240 709,230

Steven Strickland	30,000 20,000	1.2 0.8	% %	19.90 11.49	2/15/12 2/02/13	(3)	375,450 136,594	951,464 363,519

(1)	All options granted vest in five equal installments on the first, second, third, fourth and fifth anniversary of the date of grant. The numbers in this column have been adjusted to account for the three-for-two stock split effected as of May 9, 2002.
(2)	Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.
(3)	The options with expiration dates as of February 2, 2013 were granted in September 2002.

Option Exercise and Fiscal Year-End Values

The following table sets forth information regarding the exercise of options by each of the named executive officers during fiscal year 2002. The table also shows the number and value of unexercised options held by each of the named executive officers as of February 1, 2003. The value of unexercised options is based on a fair market value of $8.90 per share as of February 1, 2003.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR

AND OPTION/SAR VALUES AT FEBRUARY 1, 2003 (1)

	Shares acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Feb. 1, 2003 (#)		Value of Unexercised “In-the-Money” Options at Feb. 1, 2003($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kathy Bronstein	—	—	300,000	435,000	$295,002	$294,003
Greg Scott	50,000	836,665	64,375	265,625	89,332	301,496
Susan O’Toole	—	—	—	200,000	—	—
Walter Parks	—	—	45,000	285,000	—	—
Steven Strickland	15,000	197,700	36,375	211,625	99,419	298,258

(1)	All share numbers have been adjusted to account for the three-for-two stock split effected as of May 9, 2002.
(2)	Represents the market value of shares underlying “in-the-money” options on February 1, 2003 less the option exercise price. Options are “in-the-money” at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

Retirement Plan

Irving Teitelbaum and Kathy Bronstein, the former chief executive officer of the Company, were participants in The Wet Seal, Inc. Supplemental Executive Retirement Plan (“SERP”), an unfunded, nonqualified retirement plan as of February 1, 2003. According to the terms of the SERP, a participant’s “Annual Accrued Benefit” shall be $250,000 which may be increased upward, if applicable, based on the “Pre-Tax Profit Percentage” (as defined in the SERP) for the three full fiscal years of the Company preceding the date the participant’s service with the Company is terminated, as follows:

3-Year Average Pre-Tax Profit Percentage	Annual Accrued Benefit
if 4.25% or greater but less than 4.75%	$300,000
if 4.75% or greater but less than 5.25%	$350,000
if 5.25% or greater but less than 5.75%	$400,000
if 5.75% or greater but less than 7.00%	$450,000
if 7.00% or greater	$500,000

A participant is entitled to receive benefits under the SERP upon his or her Normal Retirement Date (the first day of the month following the date the participant’s service with the Company as an officer or executive has terminated, and which occurs at or after the date the participant has attained 22.5 years of service with the Company). A participant may receive an early retirement benefit equal to his or her Annual Accrued Benefit reduced by ½ of 1% per month for the number of months his or her retirement precedes his or her Normal Retirement Date. The normal form of benefit is a straight life annuity, ending in the month in which the participant dies. The Annual Accrued Benefit is payable in 12 equal monthly installments a year. The participant may choose to receive the benefit in the form of a 50% joint and survivor annuity. Benefits under the SERP are forfeitable upon a termination of employment for Cause (as defined in the SERP). Benefits under the SERP are provided by the Company on a noncontributory basis.

Director Compensation

All directors other than Irving Teitelbaum and Stephen Gross receive a fee of $8,000 for each board meeting attended, with a minimum yearly fee of $32,000. A fee of $600 is paid for each board conference call. In addition, each director other than Irving Teitelbaum and Stephen Gross received 15,000 stock options on February 13, 2002 (as adjusted for the three-for-two stock split effected on May 9, 2002). These options vest in three equal installments on the first, second and third anniversaries of the date of grant. It is currently the Company’s policy that, to the extent that directors, in their capacity as such, are awarded stock options in the future, such options will be awarded in February, at the beginning of the fiscal year. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors.

Each Audit Committee member receives a fee of $5,000 for each Audit Committee meeting attended. At the request of the Audit Committee, Mr. Siegel attended each Audit Committee meeting during fiscal year 2002 and received the same fee for each meeting attended.

Each Compensation/Option Committee member receives a fee of $500 for each Compensation/Option Committee meeting attended.

Employment Agreements

Kathy Bronstein

Kathy Bronstein served as the Chief Executive Officer of the Company from March 1992 until she was relieved of her duties on February 5, 2003. On December 30, 1988, in her former position of Executive Vice President and General Merchandise Manager, Ms. Bronstein entered into an employment agreement with the Company. Under this agreement, as amended on April 4, 2002, Ms. Bronstein was entitled to a base salary of $800,000 per annum, adjusted annually by a performance bonus of 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeded the aggregate cash dividends Ms. Bronstein was eligible to receive on her holdings of the Company’s capital stock referable to the same fiscal year. This adjustment was not cumulative and was in lieu of any salary review or cost of living adjustments. Ms. Bronstein also received an incentive bonus of 3.5% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year. Under this formula, Ms. Bronstein earned a cash bonus for fiscal year 2002 in the amount of $228,270.

In January 1995, Ms. Bronstein’s employment agreement was amended to provide automatic extensions to the term of her employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement would have been terminated and Ms. Bronstein would have been entitled to receive an immediate payment approximately equal to three years of Ms. Bronstein’s current base salary and bonus during the last three fiscal years. Trigger events include a “change in control” and either (i) Ms. Bronstein’s election to resign within 90 days of a material change in Ms. Bronstein’s rights and duties or (ii) Ms. Bronstein’s termination by the Company without cause. A “change in control” means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder’s Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder’s shares and a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control (“Continuing Directors”) or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Ms. Bronstein’s stock options would have become immediately exercisable. In the event that the total payments made to Ms. Bronstein upon the occurrence of a trigger event result in “excess parachute payments” under the Internal Revenue Code of 1986, as amended, the Company would have been obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes. She was also provided with a car by the Company.

Ms. Bronstein has agreed not to compete with the Company during the term of her employment and for a period of two (2) years thereafter.

The Company has obtained “key man” life insurance in the amount of $3.0 million payable to the Company in the event of Ms. Bronstein’s death while employed by the Company.

Greg Scott

The Company has entered into an employment agreement with Greg Scott dated as of April 21, 2002 pursuant to which Mr. Scott serves as President of the Arden B. division of the Company. The term of the agreement is three years from May 1, 2002. Under the agreement, Mr. Scott is entitled to a base salary of $450,000 per year, subject to yearly increases, at the discretion of the Board of Directors, of not more than 5% per year. The agreement also provides that Mr. Scott is eligible to receive an annual bonus as may be determined in the discretion of the Board of Directors and entitles him to receive stock options in an amount subject to the approval of the Board of Directors. Mr. Scott also receives a monthly automobile allowance of $500.

If the Company terminates Mr. Scott without “cause” or Mr. Scott terminates his employment with the Company for “good reason” (as such terms are defined in the employment agreement), Mr. Scott is entitled to receive a severance payment equal to the greater of (i) the base compensation due to Mr. Scott for the remainder of the term of the agreement, but not to exceed 24 months, or (ii) one year’s base compensation. Under the agreement, Mr. Scott has agreed not to compete with the Company or solicit for employment any of the Company’s employees during the term of the agreement and for a period of one year thereafter.

Business Relationships

In fiscal years 2002, 2001 and 2000, the Company paid a fee of $639,500, $575,000 and $500,000, respectively, to First Canada Management Consultants Limited, a company controlled by Irving Teitelbaum, for the services of Irving Teitelbaum, Chairman of the Board of the Company, and Stephen Gross, Corporate Secretary of the Company, respectively. These services are provided pursuant to a Management Agreement, dated December 1, 1999, and amended on June 28, 2001, between First Canada Management Consultants Limited and the Company. The term of this agreement expires on January 28, 2006, subject to earlier termination in certain circumstances.

Compensation Committee Interlocks and Insider Participation

Walter Loeb (Chairman), Wilfred Posluns and George H. Benter, Jr. serve as members of the Compensation/Option Committee. None of these individuals are executive officers or employees of the Company.

Report of the Compensation/Option Committee on Executive Compensation

The primary duties of the Compensation/Option Committee include: (i) reviewing the compensation levels of the Company’s primary executive officers and certain other members of senior management, (ii) consulting with and making recommendations to the Company’s Board of Directors regarding the Company’s overall policy of granting options and awards under the Company’s long-term incentive plans, (iii) monitoring the performance of senior management, (iv) granting stock options to executive officers and other key employees, and (v) related matters. A decision to employ any person with an annual compensation of $150,000 or more (or any increase in annual compensation to $150,000 or more) must be approved by the Compensation/Option Committee. The Compensation/Option Committee is comprised entirely of Directors who are independent in accordance with NASDAQ listing rules.

Compensation Philosophy

The Company’s executive compensation programs are based upon the recognition that The Wet Seal, Inc. competes in a creative industry in which it is critical to stay current with rapidly changing trends and styles. Competition is intense for talented executives who can successfully guide a company in this type of competitive environment. Therefore, the Company’s compensation programs are designed to provide total compensation packages that will both attract talented individuals to the Company as well as provide rewards based upon the Company’s long-term success.

With these principles in mind, the Compensation/Option Committee has set forth the following guidelines:

1.  Provide base salaries that are competitive in the retail apparel industry to attract and retain talented individuals;

2.  Provide annual bonuses that are tied to the Company’s short-term performance to align the interests of the Company’s executives with those of its stockholders; and

3.  Provide long-term incentive benefits that will reward long-term commitment to the Company.

Compensation of Executive Officers

Base salaries for executive officers are established with a view to the responsibilities of the position and the experience of the individual. Salary levels are also fixed with reference to comparable companies in retail and related trades. The salaries of key executive officers and the incentive plans in which they participate are reviewed annually by the Compensation/Option Committee in light of the Committee’s assessment of individual performance, contribution to the Company and level of responsibility.

Executive officers are eligible to receive annual cash bonuses with a percentage of such bonuses based on the profitability of the Company and another percentage based on individual performance. The Compensation/Option Committee believes that tying annual cash bonuses in part to the Company’s profitability aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability. For fiscal year 2002, none of the executive officers received a cash bonus other than the Chief Executive Officer of the Company (the “CEO”), who received a cash bonus under the terms of her employment agreement, as discussed elsewhere in this Proxy Statement.

The Company maintains an employee stock bonus plan in which the top executives and other key employees of the Company are eligible to participate. Awards under this plan were calculated by multiplying the Company’s fiscal year-end pre-tax profit as a percentage of sales by the employee’s base salary and dividing such amount by the price of the Company’s Class A Common Stock as of the end of the fiscal year. Grants under the stock bonus plan vest over a period of three years.

Stock options are granted to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company’s long-term incentive plans. Stock options have historically been granted by the Compensation/Option Committee on a case-by-case basis based upon management’s recommendations and the Committee’s evaluation of an individual’s past contributions and potential future contributions to the Company. In granting stock options, the Compensation/Option Committee takes into consideration the anticipated long-term contributions of an individual to the potential growth and success of the Company, as well as the number of options previously granted to the individual.

Compensation of the Chief Executive Officer

Kathy Bronstein served as chief executive officer of the Company from March 1992 to February 5, 2003. For fiscal year 2002, Ms. Bronstein was compensated in accordance with her employment agreement, which is described elsewhere in this Proxy Statement. In February 2002, Ms. Bronstein’s employment agreement was amended to increase her base salary from $650,000 to $800,000. The Compensation/Option Committee deemed this increase appropriate in light of the Company’s performance during fiscal year 2001.

Kathy Bronstein was relieved of her duties as chief executive officer on February 5, 2003. Irving Teitelbaum, chairman of the board, was elected acting chief executive officer by the board of directors. In his role as interim chief executive officer, Mr. Teitelbaum will receive an annual salary of $40,000.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company’s taxable year 1994. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) “performance-based” compensation as determined under Section 162(m). In order to be considered “performance-based” for this purpose, compensation must be paid solely on account of the attainment of one or more pre-established performance goals established by a committee of two or more “outside directors,” pursuant to an arrangement that has been disclosed to and approved by stockholders. Also, in order for an arrangement to give rise to fully deductible “performance-based” compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

Policy with Respect to Qualifying Compensation Deductibility

The Company’s policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of the Company and its stockholders. However, the Company reserves the right to authorize the payment of non-deductible compensation if it deems that it is appropriate.

Compensation/Option Committee

Walter Loeb (Chairman)

Wilfred Posluns

George H. Benter, Jr.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of February 1, 2003 about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of the Board of Directors under all of the Company’s existing equity compensation plans, including the Company’s 1996 Long-Term Incentive Plan, each as amended.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,386,883	$12.93	1,042,868
Equity compensation plans not approved by security holders	0	NA	NA
Total	5,386,883	$12.93	1,042,868

Stock Price Performance Graph

The following graph compares the cumulative stockholder return on the Company’s Class A Common Stock with the return on the Total Return Index for the NASDAQ Stock Market (US) and the NASDAQ Retail Trade Stocks. The graph assumes $100 invested on January 30, 1998 in the stock of The Wet Seal, Inc., the NASDAQ Stock Market (US) and the NASDAQ Retail Trade Stocks. It also assumes that all dividends are reinvested.

Performance Graph for the Class A Common Stock of Wet Seal, Inc.

	January 30, 1998*	January 29, 1999*	January 28, 2000*	February 2, 2001*	February 2, 2002*	February 1, 2003*
The Wet Seal, Inc.	100	123	36	101	130	65
NASDAQ Stock Market (US)	100	156	241	164	119	83
NASDAQ Retail Trade Stocks	100	122	98	75	90	73

*	Closest preceding trading date to the beginning of the Company’s fiscal year.

The historical stock performance shown on the graph is not necessarily indicative of future price performance.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of April 8, 2003 for (i) each person known to the Company to have beneficial ownership of more than 5% of any class of the Company’s capital stock; (ii) each of the Company’s directors; (iii) each of the named executive officers; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of each such person is c/o The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610. As of April 8, 2003, there were 24,937,782 and 4,604,249 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.

Name	Number of Shares of Class A	% Beneficial Ownership of Shares of Class A	Number of Shares of Class B	% Beneficial Ownership of Shares of Class B	% Beneficial Ownership of all Classes of Stock	% of Vote of all Classes of Stock
U.S. Bancorp (1) 800 Nicollet Mall Minneapolis, MN 55402	1,318,680	5.3%	—	—	4.5%	3.9%
Barclays Global Investors, NA (2) Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	1,888,204	7.6%	—	—	6.4%	5.5%
FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	2,965,425	11.9%	—	—	10.0%	8.7%
La Senza Corporation (4) 1604 St. Regis Blvd. Dorval, Quebec, Canada H9P1H6	100,000	—	—	—	—	—
Los Angeles Express Fashions Inc. (an indirect subsidiary of La Senza Corporation) (4) 1604 St. Regis Blvd. Dorval, Quebec, Canada H9P1H6	23,000	—	3,000,000	65.2%	10.2%	17.6%
Teitelbaum Holdings, Inc. (5) 1604 St. Regis Blvd. Dorval, Quebec, Canada H9P1H6	—	—	751,500	16.3%	2.5%	4.4%
Stephen Gross Holdings, Inc. (5) 1604 St. Regis Blvd. Dorval, Quebec, Canada H9P1H6	—	—	748,500	16.3%	2.5%	4.4%
First Canada Management Consultants Limited (4) 1604 St. Regis Blvd Dorval, Quebec, Canada H9P1H6	262,500	1.1%	—	—	*	*
Kathy Bronstein (6)(7)	450,595	1.8%	104,249	2.3%	1.9%	1.9%
Greg Scott (7)	132,250	*	—	—	*	*
Walter J. Parks (7)	75,000	*	—	—	*	*
Susan O’Toole (7)	30,000	*	—	—	*	*
Steve Strickland (7)	59,250	*	—	—	*	*
George H. Benter, Jr. (7)	65,375	*	—	—	*	*
Walter F. Loeb (7)	62,900	*	—	—	*	*
Wilfred Posluns (7)	26,750	*	—	—	*	*
Alan Siegel (7)	26,750	*	—	—	*	*
Barry J. Entous (7)	5,000	*	—	—	—	—
All directors and officers as a group (12 individuals) (7)	1,319,370	5.1%	4,604,249	100.0%	19.3%	29.8%

*	Less than 1%
(1)	As reported in a Schedule 13G dated January 31, 2003, U.S. Bancorp beneficially owns 1,318,680 shares of Class A Common Stock of the Company.

(2)	As reported in a Schedule 13G dated February 10, 2003, Barclays Global Investors, NA and Barclays Global Fund Advisors together beneficially own 1,888,204 shares of Class A Common Stock of the Company.
(3)	As reported in a Schedule 13G dated March 10, 2003, FMR Corp. beneficially owns 2,965,425 shares of Class A Common Stock of the Company.
(4)	Los Angeles Express Fashions Inc., La Senza Corporation and First Canada Management Consultants Limited are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board and interim CEO, and Stephen Gross, Secretary and a director of the Company. These stockholders beneficially own shares, which in the aggregate represent approximately 26.5% of the total voting power with respect to the Company. Shares held by First Canada Management Consultants Limited consist of options representing the right, within 60 days of April 1, 2003, to purchase 262,500 shares of Class A Common Stock. Under the Company’s Certificate of Incorporation, a Class B stockholder has the right at any time to convert any share of Class B Common Stock into one share of Class A Common Stock.
(5)	Teitelbaum Holdings, Inc. is controlled by Irving Teitelbaum. Stephen Gross Holdings, Inc. is controlled by Stephen Gross.
(6)	Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of Class A and Class B Common Stock. Under the Company’s Certificate of Incorporation, a Class B stockholder has the right at any time to convert any share of Class B Common Stock into one share of Class A Common Stock.
(7)	Shares beneficially owned include options representing the right, within 60 days of April 1, 2003, to purchase the following shares of Class A Common Stock: Ms. Bronstein—405,000; Mr. Scott—132,250; Mr. Strickland—59,250; Mr. Parks—75,000; Ms. O’Toole—30,000; Mr. Benter—62,000; Mr. Loeb—59,750, Mr. Posluns—26,750, Mr. Entous—5,000; and Mr. Siegel—26,750. For all directors and officers as a group, shares beneficially owned include an aggregate of 1,444,250 such options, including 262,500 options held by First Canada Management Consultants Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than 10% of the Company’s securities with the Securities and Exchange Commission. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, the Company believes that during fiscal year 2002, all such filing requirements were satisfied by the Company’s officers, directors and ten percent (10%) stockholders, except that: (i) a Form 4 was not filed on a timely basis to report the exercise of options by Greg Scott on May 31, 2002; and (ii) Form 5’s were not filed on a timely basis to report the grant of options to Susan O’Toole on May 30, 2002 and Barry Entous on February 15, 2002.

OTHER MATTERS

The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on such matters.

Representatives of Deloitte & Touche LLP, the Company’s independent auditors, are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from stockholders.

The cost of this solicitation or proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, the Company will reimburse them for their expenses in so doing.

STOCKHOLDER PROPOSALS FOR PRESENTATION

AT 2004 ANNUAL MEETING

If a stockholder of the Company wishes to present a proposal for consideration at the next annual meeting of stockholders, the proposal must be received at the executive offices of the Company no later than December 23, 2003, to be considered for inclusion in the Company’s proxy statement and form of proxy for that annual meeting. A stockholder proposal will be considered untimely for consideration at the next annual meeting if it is not received by the Company at least 45 days prior to the date of the meeting.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

PROXY	PROXY

THE WET SEAL, INC.

PROXY—2003 ANNUAL MEETING

Solicited on behalf of the Board of Directors

for the Annual Meeting May 29, 2003

The undersigned, a stockholder in The Wet Seal, Inc., a Delaware corporation, appoints Irving Teitelbaum and Walter Parks, or either of them, his true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza Hotel, 686 Anton Blvd., Costa Mesa, California 92626 on May 29, 2003, at 10:00 a.m., local time, and any adjournment thereof with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated April 14, 2003, receipt of which is acknowledged by the undersigned.

NEW ADDRESS:

(Continued and to be Signed on Reverse Side)

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Stockholders

THE WET SEAL, INC.

May 29, 2003

¯    Please Detach and Mail in the Envelope Provided    ¯

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	☒	Please mark your votes as in this example.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY
1.	ELECTION OF DIRECTORS.	☐	☐	Nominees:	George H. Benter, Jr. Barry J. Entous Stephen Gross William F. Loeb	2.	Such other matters as may properly come before the Annual Meeting. The Board of Directors at present knows of no other matters to be brought before the Annual Meeting.
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below).					Wilfred Posluns Alan Siegel Irving Teitelbaum

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CHECK HERE FOR ADDRESS CHANGE AND NOTE ON REVERSE SIDE	☐

Signature(s)	, 2003
(Date)

NOTE:	Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.